Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2021 FIRST QUARTER RESULTS AND DECLARES SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – April 30, 2021 – Medallion Bank (Nasdaq: MBNKP, “the Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech partners, announced today its 2021 first quarter results. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2021 First Quarter Highlights

•	Quarterly net income was $13.8 million compared to a net loss of $0.4 million in the prior year period.

•	Quarterly net interest income was $31.0 million, compared to $27.8 million in the 2020 first quarter.

•	Quarterly provision for loan losses was $2.7 million, compared to $15.3 million in the 2020 first quarter.

•	Net charge-offs were 1.0% of average loans outstanding, compared to 3.4% in the prior year period.

•	The gross recreation and home improvement loan portfolios grew 11% and 34%, respectively, from March 31, 2020.

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The total exposure of the medallion lending segment, which includes loan collateral in process of foreclosure and remarketed assets, was $42.6 million, or 3% of total assets, as of March 31, 2021, compared to $107.3 million, or 9%, at March 31, 2020. Of that exposure, the medallion loan portfolio net of the allowance for loan losses was $6.5 million as of March 31, 2021, compared to $74.3 million at March 31, 2020.

•	Total assets were $1.3 billion, and the Bank had $228.6 million in capital and a Tier 1 leverage ratio of 18.03% as of March 31, 2021.

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “Following a strong 2020 fourth quarter, the Bank continued its momentum into 2021 with $13.8 million of first quarter net income. Volume overall remained elevated with record loan volumes in our recreation lending segment in March. Both charge-off and delinquency ratios were low in the quarter. With the high-volume months in our annual cycle still ahead, we expect continued growth throughout the year. New York City taxi medallion values were unchanged from year end but we slightly adjusted downward the values in some of the smaller medallion markets. Such adjustments had an immaterial impact on our earnings this quarter. Finally, we signed our second fintech partner during the first quarter and expect to begin providing loan origination services in the second quarter.”

Recreation Lending Segment

The Bank’s recreation loan portfolio was $828.7 million as of March 31, 2021, compared to $743.5 million at March 31, 2020. Net interest income for the first quarter was $29.6 million, compared to $28.1 million in the prior year period. Recreation loans were at 69% and 67% of loans receivable as of March 31, 2021 and March 31, 2020, respectively. The provision for recreation loan losses was $3.6 million, compared to $10.5 million in the prior year period. Recreation loan delinquencies 90 days or more past due were $3.2 million, or 0.4% of gross recreation loans, as of March 31, 2021, compared to $5.3 million, or 0.7%, at March 31, 2020. Delinquencies were lower due to improved credit performance by our borrowers.

Home Improvement Lending Segment

The Bank’s home improvement loan portfolio was $342.3 million as of March 31, 2021, compared to $256.1 million at March 31, 2020. Net interest income for the first quarter was $7.5 million, compared to $5.5 million in the prior year period. Home improvement loans were 28% and 23% of loans receivable as of March 31, 2021 and March 31, 2020, respectively. The provision for home improvement loan losses was $0.5 million, compared to $1.5 million in the prior year period. Home improvement loan delinquencies 90 days or more past due were $150,000, or 0.04% of gross home improvement loans as of March 31, 2021, compared to $222,000, or 0.09%, at March 31, 2020. Delinquencies were lower due to improved credit performance by our borrowers.

Medallion Lending Segment

The Bank’s gross medallion loan portfolio before the allowance for loan losses was $31.8 million as of March 31, 2021, compared to $105.1 million at March 31, 2020. Medallion loans were 2.6% of the Bank’s loans receivable as of March 31, 2021, compared to 9.5% at March 31, 2020. The total gross exposure of the medallion lending segment, which includes loan collateral in process of foreclosure and remarketed assets, was $42.6 million, or 3% of total assets, as of March 31, 2021, compared to $107.3 million, or 9%, at March 31, 2020. Of that exposure, the medallion loan portfolio net of the allowance for loan losses was $6.5 million as of March 31, 2021, compared to $74.3 million at March 31, 2020.

Unless otherwise specified, loan portfolios are presented net of deferred loan acquisition costs.

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On April 29, 2021, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on July 1, 2021 to holders of record at the close of business on June 15, 2021.

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About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats and home improvements, and offering loan origination services to fintech partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City with an office in Bothell, Washington, and is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “expects” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings the maintenance of our current capital levels, the potential for future asset growth and market share growth opportunities. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website.

Company Contact:

Investor Relations

212-328-2168

InvestorRelations@medallion.com

MEDALLION BANK

STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
(In thousands)	2021	2020
Total interest income	$35,756	$33,750
Total interest expense	4,711	5,941

Net interest income	31,045	27,809
Provision for loan losses	2,739	15,271

Net interest income after provision for loan losses	28,306	12,538

Other income (loss)
Write-downs of loan collateral in process of foreclosure and other assets	(1,129)	(4,576)
Other non-interest income	94	17

Total other income (loss)	(1,035)	(4,559)

Non-interest expense
Salaries and benefits	2,804	2,524
Loan servicing	2,648	2,755
Collection costs	1,014	963
Regulatory fees	438	365
Professional fees	424	769
Occupancy and equipment	185	215
Other	1,007	974

Total non-interest expense	8,520	8,565

Income before income taxes	18,751	(586)
Provision for income taxes	4,979	(150)

Net income	$13,772	$(436)

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash and federal funds sold	$72,452	$58,977	$39,808
Investment securities, available-for-sale	38,081	46,792	46,127
Loans, inclusive of net deferred loan acquisition costs	1,203,994	1,167,748	1,105,918
Allowance for loan losses	(65,285)	(65,557)	(66,036)

Loans, net	1,138,709	1,102,191	1,039,882
Loan collateral in process of foreclosure	33,178	35,557	25,579
Fixed assets and right-of-use assets, net	3,316	3,418	3,764
Deferred tax assets	11,768	11,839	12,912
Due from affiliates	—	3,298	—
Income tax receivable	—	549	—
Accrued interest receivable and other assets	32,679	28,746	31,221

Total assets	$1,330,183	$1,291,367	$1,199,293

Liabilities and shareholders' equity
Deposits and other funds borrowed	$1,084,074	$1,065,398	$960,376
Accrued interest payable	1,819	1,515	2,103
Income taxes payable	4,870	—	2,341
Other liabilities	10,189	5,980	9,857
Due to affiliates	601	—	924

Total liabilities	1,101,553	1,072,893	975,601

Total shareholders' equity	228,630	218,474	223,692

Total liabilities and shareholders' equity	$1,330,183	$1,291,367	$1,199,293

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